Exhibit 99.1

FOR IMMEDIATE RELEASE July 11, 2005	Contact: Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622

RTI INTERNATIONAL METALS, INC. ELECTS NEW BOARD MEMBER

     Niles, Ohio – RTI International Metals, Inc., (NYSE: RTI) announced today that James A. Williams has been elected as a member of its Board of Directors. Mr. Williams was a Partner at Ernst & Young, with over 37 years of experience working with large multi-location clients and leading the Pittsburgh, Pennsylvania, office. He retired in September 2003. He has extensive experience working with SEC-registered companies in the manufacturing, distribution and technology industries, and a broad background in the evaluation process for business acquisitions.

     Mr. Williams is a Certified Public Accountant (CPA) and a member of both the American and Pennsylvania Institutes of Certified Public Accountants. He graduated from Miami University and attended the Management Program for Executives at Northwestern University.

     Robert M. Hernandez, Chairman of the Board, said, “Jim’s background in strategic planning, cost management and the capital markets, as well as his familiarity with SEC regulatory requirements, will serve the Board well in this era of heightened awareness of corporate governance. We look forward to working with Jim and welcome his input on the Board.”

     RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

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